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Exhibit 99.1

For Immediate Release	Investor Relations Contact:	Media Contact:
	Rich Paongo	Leslie A. Dotson
	801.947.3132	415.377.4414
	rpaongo@overstock.com	ladotson@earthlink.net

OVERSTOCK.COM ANNOUNCES BOARD OF DIRECTOR CHANGES TO
ACHIEVE MAJORITY INDEPENDENCE

        SALT LAKE CITY, UT—October 23, 2002—Overstock.com, Inc. (Nasdaq: OSTK), the Internet liquidation leader, today announced the resignation of three board of directors in order to make the majority of the company's board outside members.

        Overstock.com went public in May 2002 as a Nasdaq National Market System company with three independent directors on its seven-member board. With the resignation today of John J. Byrne, Jason C. Lindsey, who remains chief financial officer, and John B. Pettway, former secretary for the company, Overstock.com now has a four-member board with a majority of independent directors.    Patrick M. Byrne, president and CEO of Overstock.com, noted that Nasdaq's recent corporate governance proposals, if adopted, would require that a majority of Overstock.com's directors be independent of the company.    After accepting the resignations of Messrs. Byrne, Lindsey and Pettway from Overstock.com's board of directors, the board consists of:

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  Patrick M. Byrne, president and CEO of Overstock.com;

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  Gordon S. Macklin, former chairman of Hambrecht and Quist Group and former president of the NASD;

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  John A. Fisher, managing director of Fisher & Company LLC; and

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  Allison H. Abraham, former president of LifeMinders, Inc. and former COO of iVillage Inc.

  About Overstock.com

        Overstock.com delivers the best values for name-brand consumer merchandise. Since launching the site in October 1999, Overstock.com estimates that it has saved consumers well over $100 million off manufacturer suggested retail prices. Founded on the principles of fair dealing and value investing, Overstock.com is a publicly traded company, headquartered in Salt Lake City, Utah and can be found online at www.overstock.com.

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  Exhibit 99.1